EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2022

DILUTED EARNINGS OF $4.96 PER SHARE AND

DECLARES DIVIDEND OF 42¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 22, 2023--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2022 the Company reported net sales of $595.8 million and diluted earnings of $4.96 per share, compared with net sales of $730.7 million and diluted earnings of $8.78 per share in 2021.

For the fourth quarter of 2022, net sales were $149.2 million and diluted earnings were $1.06 per share. For the corresponding period in 2021, net sales were $168.0 million and diluted earnings were $2.14 per share.

The Company also announced today that its Board of Directors declared a dividend of 42¢ per share for the fourth quarter for stockholders of record as of March 10, 2023, payable on March 24, 2023. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the year, “Consumer demand in 2022 was below the level of demand in 2021, dampened in part by inflationary pressures, which often constrain discretionary spending. This led to a 18% reduction in our sales from the prior year. Nevertheless, we are encouraged by our increased quarterly sales and production in the fourth quarter. Our disciplined approach and long-term focus yielded strong cash flow, investment in our new product development, and a robust, debt-free balance sheet.”

Mr. Killoy reiterated the Company’s commitment to new product development, “We continue to enhance our catalog of products with exciting and innovative new firearms that were met with strong demand in the marketplace. Our major new product launches in 2022 included:

•	Marlin Model 1895 Guide Gun, chambered in 45-70 Govt, which was our first reintroduction in the Marlin Guide Gun family of lever-action rifles,

•	Marlin Model 1895 Trapper stainless steel lever-action rifle, chambered in .45-70 Govt.,

•	LC Carbine, chambered in 5.7x28mm, a companion to the Ruger-5.7 pistol,

•	Security-380 Lite Rack Pistol, a full-featured pistol chambered in light-recoiling .380 Auto, and

•	Small-Frame Autoloading Rifle, or SFAR, chambered in 7.62 NATO / ..308 Win., which combines the ballistic advantages of .308 Win. with the size and weight of a traditional modern sporting rifle.

Mr. Killoy concluded by reaffirming the Company’s capital philosophy, “Our focus on financial discipline and the cultivation of long-term shareholder value is unwavering. We continue to evaluate opportunities, but will pursue them only if they provide long-term value to our shareholders. When we believe our cash position significantly exceeds our foreseeable funding requirements for operations, including capital investment, quarterly dividends, and working capital needs, we will return cash to our shareholders, as we did most recently in January with a $5.00 per share special dividend.”

Mr. Killoy made the following observations related to the Company’s 2022 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 25% in 2022 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 11%. These decreases are attributable to decreased consumer demand for firearms from the unprecedented levels of the surge that began in 2020 and remained for most of 2021.The greater reduction in the sell-through of the Company’s products relative to adjusted NICS background checks may be attributable to the following:
•	More aggressive promotions, discounts, rebates, and the extension of payment terms offered by our competitors,
•	An apparent increase in sales of used firearms at retail, which are included in the adjusted NICS checks, but are not distinguished from new gun sales, and
•	Decreased retailer inventories as the anticipation of further discounting may be encouraging cautious buying behavior by retailers.
•	Sales of new products, including the MAX-9 pistol, LCP MAX pistol, Marlin 1895 lever-action rifles, LC Carbine, PC Charger, and Small-Frame Autoloading Rifle represented $78.4 million or 14% of firearm sales in 2022. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in 2022 from 2021 as our gross margin decreased from 38% to 30%. The lower margin was driven by unfavorable deleveraging of fixed costs resulting from decreased production and sales, as well as inflationary cost increases in materials, commodities, services, energy, fuel and transportation, which were partially offset by increased pricing.

•	In 2022, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 92,200 units and 134,200 units, respectively, returning to a reasonable level that will allow for the rapid fulfillment of retailer demand.

•	Cash provided by operations during 2022 was $77.2 million. At December 31, 2022, our cash and short-term investments totaled $224.3 million. Our current ratio is 2.2 to 1 and we have no debt.

•	In 2022, capital expenditures totaled $27.7 million related to new product introductions, upgrades to our manufacturing equipment and facilities, and the purchase of a previously leased 225,000 square foot facility in Mayodan, North Carolina for $8.3 million for use in the Company’s manufacturing and warehousing operations.

•	In 2022, the Company returned $42.9 million to its shareholders, primarily through the payment of dividends. An additional $88.3 million was returned to its shareholders on January 5, 2023 through the payment of a $5.00 per share special dividend to shareholders.

•	At December 31, 2022, stockholders’ equity was $316.7 million, which equates to a book value of $17.93 per share, of which $12.70 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2022. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

On Thursday, February 23, 2023, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the fourth quarter and year-end 2022 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Annual Report on Form 10-K for 2022 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2022	2021

Assets

Current Assets

Cash and cash equivalents	$65,173	$21,044
Short-term investments	159,132	199,971
Trade receivables, net	65,449	57,036

Gross inventories	129,294	100,023
Less LIFO reserve	(59,489)	(51,826)
Less excess and obsolescence reserve	(4,812)	(4,347)
Net inventories	64,993	43,850

Prepaid expenses and other current assets	7,091	6,832
Total Current Assets	361,838	328,733

Property, Plant, and Equipment	447,126	421,282
Less allowances for depreciation	(370,273)	(347,651)
Net property, plant and equipment	76,853	73,631

Deferred income taxes	6,109	536
Other assets	39,963	39,443
Total Assets	$484,763	$442,343

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2022	2021

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$35,658	$36,400
Dividends Payable	88,343	—
Contract liabilities with customers	1,031	—
Product liability	235	795
Employee compensation and benefits	30,160	33,154
Workers’ compensation	6,469	6,760
Income taxes payable	1,171	—
Total Current Liabilities	163,067	77,109

Lease liability	3,039	1,476
Employee compensation	1,846	—
Product liability accrual	73	97

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2022 – 24,378,568 issued, 17,664,230 outstanding 2021 – 24,306,486 issued, 17,596,588 outstanding	24,378	24,306
Additional paid-in capital	45,075	46,847
Retained earnings	393,097	438,098
Less: Treasury stock – at cost 2022 – 6,714,338 shares 2021 – 6,709,898 shares	(145,812)	(145,590)
Total Stockholders’ Equity	316,738	363,661
Total Liabilities and Stockholders’ Equity	$484,763	$442,343

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2022	2021	2020

Net firearms sales	$593,289	$728,141	$565,863
Net castings sales	2,553	2,595	3,005
Total net sales	595,842	730,736	568,868

Cost of products sold	415,757	451,179	377,427

Gross profit	180,085	279,557	191,441

Operating Expenses (Incomes):
Selling	36,114	33,259	33,332
General and administrative	40,551	43,289	39,013
Other operating expense (income), net	(36)	(127)	(52)
Total operating expenses	76,629	76,421	72,293

Operating income	103,456	203,136	119,148

Other income:
Royalty income	837	1,975	814
Interest income	2,552	49	1,126
Interest expense	(256)	(164)	(191)
Other income, net	1,690	1,598	84
Total other income, net	4,823	3,458	1,833

Income before income taxes	108,279	206,594	120,981

Income taxes	19,947	50,695	30,583

Net income and comprehensive income	$88,332	$155,899	$90,398

Basic Earnings Per Share	$5.00	$8.87	$5.17

Diluted Earnings Per Share	$4.96	$8.78	$5.09

Weighted average number of common shares outstanding – Basic	17,648,850	17,585,604	17,486,054

Weighted average number of common shares outstanding – Diluted	17,793,348	17,757,834	17,769,856

Cash Dividends Per Share	$2.42	$3.36	$6.51

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2022	2021	2020

Operating Activities
Net income	$88,332	$155,899	$90,398
Adjustments to reconcile net income to cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	25,789	26,152	27,576
Stock-based compensation	1,671	8,280	6,128
Excess and obsolescence inventory reserve	501	953	—
Gain on sale of assets	(36)	(127)	(52)
Deferred income taxes	(5,573)	994	3,863
Changes in operating assets and liabilities:
Trade receivables	(8,413)	840	(5,236)
Inventories	(21,644)	(15,726)	10,624
Trade accounts payable and accrued expenses	(640)	(392)	7,954
Contract liability with customers	1,031	(84)	(9,539)
Employee compensation and benefits	(3,420)	(5,433)	20,910
Product liability	(584)	(234)	308
Prepaid expenses, other assets and other liabilities	(954)	1,217	(7,905)
Income taxes receivable/payable	1,171	—	(1,223)
Cash provided by operating activities	77,231	172,339	143,806

Investing Activities
Property, plant, and equipment additions	(27,730)	(28,776)	(24,229)
Purchase of Marlin assets	—	—	(28,316)
Purchases of short-term investments	(365,480)	(681,940)	(369,439)
Proceeds from maturity of short-term investments	406,319	602,976	377,920
Net proceeds from sale of assets	100	203	178
Cash provided by (used for) investing activities	13,209	(107,537)	(43,886)

Financing Activities
Dividends paid	(42,718)	(59,104)	(113,896)
Repurchase of common stock	(222)	—	—
Payment of employee withholding tax related to share-based compensation	(3,371)	(4,801)	(1,297)
Cash used for financing activities	(46,311)	(63,905)	(115,193)

Increase (decrease) in cash and cash equivalents	44,129	897	(15,273)
Cash and cash equivalents at beginning of year	21,044	20,147	35,420
Cash and cash equivalents at end of year	$65,173	$21,044	$20,147

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2022	2021

Net income	$88,332	$155,899

Income tax expense	19,947	50,695
Depreciation and amortization expense	25,789	26,152
Interest expense	256	164
Interest income	(2,552)	(49)
EBITDA	$131,772	$232,861
EBITDA margin	22.1%	31.9%

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.